Amendment to Investment Sub-Advisory Agreement

Between Curian Capital, LLC; UBS Global Asset Management (Americas) Inc.;
and Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), UBS Global Asset Management (Americas) Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”) and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser and the Trust entered into an Investment Sub-Advisory Agreement dated as of April 29, 2013 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to a certain investment portfolio of the Trust (the “Fund”); and

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to amend the Fund’s name (“Fund Name Change”) as follows:

Fund Name Change (effective September 16, 2013)

Curian/UBS Global Long Short Income Opportunities Fund to
Curian/UBS Global Long Short Fixed Income Opportunities Fund

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.  Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.  Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

3.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of September 13, 2013, effective as of September 16, 2013.

Curian Capital, LLC		UBS Global Asset Management (Americas) Inc.

By:	/s/ Michael A. Bell	By:	/s/ Mark F. Kemper	/s/ Emily Kenna
Name:	Michael A. Bell	Name	Mark F. Kemper	Emily Kenna
Title:	President and Chief Executive Officer	Title:	Secretary	Assistant Secretary

Curian Variable Series Trust

/s/ Angela R. Burke
Name:	Angela R. Burke
Title:	Assistant Secretary

Schedule A
Dated September 16, 2013
 (Funds)

Curian/UBS Global Long Short Fixed Income Opportunities Fund

A-1

Schedule B
Dated September 16, 2013
 (Compensation)

Curian/UBS Global Long Short Fixed Income Opportunities Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.350%
Over $100 Million to $200 Million	0.325%
Over $200 Million to $300 Million	0.275%
Over $300 Million	0.250%

B-1